Exhibit 99.1

Contact:	Jeffrey M. O’Connell
Phone:	(770) 645-4800

BWAY HOLDING COMPANY ANNOUNCES SOLID SECOND QUARTER

FISCAL 2010 SALES AND EARNINGS RESULTS AND UPDATES GUIDANCE

Atlanta, GA, May 4, 2010 – BWAY Holding Company (NYSE: BWY), a leading North American supplier of general line rigid containers, today reported net income for the second quarter of fiscal 2010 of $4.4 million, or $0.18 per diluted share, compared to $8.7 million or $0.38 per diluted share for the second quarter of fiscal 2009. Adjusted net income (see accompanying reconciliations to GAAP financial measures) for the second quarter of fiscal 2010 was $8.2 million, or $0.34 per diluted share compared to an adjusted net income for the year-earlier period of $9.1 million, or $0.40 per diluted share.

The Company also reported adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and certain other items noted in the accompanying GAAP reconciliation) of $34.7 million for the second quarter of fiscal 2010 compared to $32.8 million for the same period last year.

Revenues for the second quarter were $248.0 million, increasing 20.3% when compared with revenue of $206.1 million for the same quarter of fiscal 2009. The year-over-year increase in sales was primarily attributable to increased demand for the Company’s products, the August 2009 acquisition of Central Can Company and the October 2009 acquisition of Ball Corporation’s plastic pail business (the “Recent Acquisitions”), and to higher plastic packaging segment selling prices resulting from resin cost increases passed through to customers. Overall sales volume (units) for the quarter, excluding the effect of acquisitions, increased approximately 9.2% compared with the second quarter of fiscal 2009.

Ken Roessler, President and Chief Executive Officer stated that, “We are pleased with our operating and financial results for the quarter in many respects. On the market side, we saw increased demand for our products in most categories, some of which came from a restocking of inventories reflecting a more positive view of the economy. Also on the market side, we continued to make solid progress in developing and commercializing new plastic products including environmentally friendly new containers.

“Operating performance levels increased as well as the Company continues to benefit from the cost reduction and productivity improvement actions we have taken over past quarters. We completed the closure of the Chicago Kilbourn plant during the quarter with volume now being produced in the recently acquired Central Can Company Chicago plant. Although we continue to work through typical start-up issues, we are now realizing the synergies of the Central Can acquisition. In addition, we made good progress during the quarter in facilitating the closure of the Company’s Toccoa, Georgia plastic packaging plant. Equipment and production are being moved into the recently acquired Ball Corporation plant in Georgia as well as to other of the Company’s plants. We anticipate completing this consolidation by the end of our fiscal year.”

Mr. Roessler went on to say, “The one disappointment of the quarter was the significant increase we experienced in resin cost. The magnitude and timing of the increases, some of which were retroactive, served to compress margins in our plastic packaging segment. Although we believe the effect is not permanent, it had a significant negative impact on earnings in the quarter.”

Gross margin (excluding depreciation and amortization) for the quarter was $40.1 million compared to $39.4 million for the year-earlier period. The increase was due to higher volume, the Recent Acquisitions, and continued benefits from company-wide cost reductions and productivity improvements which together offset the unfavorable impact of resin cost increases, and the fact that pass-through price increases lagged the cost increases.

Depreciation and amortization for the quarter was $13.1 million compared to $10.8 million for the same quarter last year. The increase was primarily due to the Recent Acquisitions, and $0.6 million of accelerated depreciation associated with plant closures.

During the second quarter the Company recorded a restructuring charge of $0.7 million primarily associated with plant closures.

Interest expense increased from $7.4 million for the second quarter of 2009 to $8.8 million for the second quarter this year. The increase resulted primarily from higher interest on the Company’s senior subordinated notes refinanced during fiscal 2009.

The company recorded $5.0 million of transaction costs during the quarter associated with the March 28, 2010 merger agreement between the Company and entities controlled by Madison Dearborn Partners, LLC. Costs include fees paid to the financial advisor to the Transaction Committee of the Board of Directors, legal fees, and other professional fees and expenses.

Business Segments

Metal Packaging

Sales for the Company’s metal packaging segment were $155.5 million for the second quarter of fiscal 2010, compared to $133.6 million in the year-earlier period. The increase was largely due to the Central Can Company acquisition and to higher demand for the Company’s products. Excluding the effects of acquisitions, overall volumes increased approximately 10.9% compared to the second quarter last year, which was negatively impacted by the first quarter fiscal 2009 customer pre-buy in advance of the significant steel price increase that went into affect January 1, 2009.

Metal packaging segment earnings (excluding depreciation and amortization) were $29.3 million, or 18.8% of segment sales for the second quarter of fiscal 2010 compared to $22.3 million, or 16.7% of segment sales for the same quarter of fiscal 2009. In addition to the favorable impact of higher volume and the Central Can Company acquisition, the Company’s metal segment earnings continue to benefit from cost reduction and productivity initiatives.

Plastic Packaging

Sales for the Company’s plastic packaging segment were $92.5 million for the second quarter of fiscal 2010, compared to $72.5 million for the year-earlier period. The increase resulted largely from an overall increase in demand for the Company’s products, increases in resin costs passed through to customers in the form of higher selling prices, and the Recent Acquisitions. Excluding the effect of acquisitions, volume increased approximately 6.2% over the second quarter last year.

Plastic packaging segment earnings (excluding depreciation and amortization) were $8.9 million, or 9.6% of segment sales for the quarter, compared to $14.7 million, or 20.3% of segment sales for the second quarter of fiscal 2009. The decrease in plastic packaging segment earnings resulted primarily from the timing and magnitude of recent increases in the cost of resin. Selling price increases to pass through cost changes have lagged the resin cost increases as several of the increases were implemented retroactively. In contrast, segment earnings last year reflected the benefits from a decreasing resin cost environment. Segment earnings as a percentage of sales were higher in the 2009 period due to lower resin cost driven selling prices. Partially offsetting the unfavorable second quarter fiscal 2010 impact of resin cost were continued favorable results of the Company’s cost reduction program and productivity improvement initiatives.

Corporate

Corporate undistributed expenses were $3.1 million for the second quarter compared to $4.0 million last year. The decrease is primarily associated with the timing of certain expenses.

Cash and cash equivalents increased from $16.8 million at the beginning of the quarter to $39.3 million at the end of the second fiscal quarter.

Second quarter capital expenditures were $6.8 million, including $2.1 million associated with plant rationalizations, compared to $3.3 million for the same period of fiscal 2009.

Outlook for Fiscal 2010

“Our view of market demand for fiscal 2010 is somewhat more positive than it was a quarter ago”, stated Mr. Roessler. “We now expect full year volumes to be higher than fiscal 2009, although we remain cautious that the current pick-up in demand is at least in part associated with customer restocking versus end market demand. We will have better visibility toward the latter part of the third quarter on what sustainable end market demand trends will be for the balance of the year.

“With regard to plastic packaging earnings, we expect to see continued margin compression in the third quarter related to the timing of resin cost increase pass-throughs. If external forecasts for resin price decreases later in the quarter are correct, the impact will start reversing during the fourth quarter, but not to a magnitude sufficient to offset the unfavorable variance of the second and third quarters.

“Our expectations have not changed with regard to the benefits of our cost reduction and productivity initiatives which we believe will be major contributors to year over year continued earnings improvement. Additionally, synergies expectations related to the recent acquisitions remain the same. With all this in mind, we are maintaining our full year adjusted EBITDA guidance.”

With regard to specific guidance, the Company provides the following (which excludes any impact associated with the proposed merger):

•

Third fiscal quarter 2010 (ending June 30, 2010) adjusted net income of $0.47 - $0.54 per diluted share compared to adjusted net income per diluted share of $0.59 for the third quarter of fiscal 2009. The third quarter fiscal 2010 will include $0.05 per share related to higher depreciation and amortization associated with the Recent Acquisitions and higher income tax expense related to tax rate compared to fiscal 2009. The Company expects adjusted EBITDA of $40.0 - $43.0 million compared to $40.4 million for the third quarter last year.

•

Previously released guidance for full-year fiscal 2010 (ending September 30, 2010) for adjusted net income per diluted share of $1.42 - $1.60 is reduced to $1.37 - $1.47. The reduction reflects higher depreciation and amortization as the result of purchase accounting adjustments related to the Recent Acquisitions. Adjusted net income per diluted share was $1.32 for fiscal

2009. Previously released guidance for full-year adjusted EBITDA of $138.0 - $142.0 million, which compares to $125.0 million for the prior year, is reaffirmed.

•

Previously released guidance reaffirmed for full year fiscal 2010 free cash flow (net cash provided by operating activities less capital expenditures) guidance of $55.0 - $60.0 million compared with $52.8 million for fiscal 2009. Previously stated capital expenditure guidance of $26.0 - $28.0 million is also reaffirmed.

Conference Call

The Company will hold a conference call tomorrow morning, May 5, 2010, at 10:00 a.m. (ET) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 866-510-0708, or for international 617-597-5377 and the access passcode is 10102691. A replay of the conference call will be available until midnight on May 12, 2010. The dial-in numbers for the replay are 888-286-8010, or for international 617-801-6888 and the access passcode is 72688743.

About BWAY Holding Company

BWAY Holding Company is a leading North American supplier of general line rigid containers. The Company operates 20 plants throughout the United States and Canada serving industry leading customers on a national basis.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. Please refer to our Form 10-K filing for the fiscal year ended September 27, 2009, and our other filings with the United States Securities and Exchange Commission, for a discussion of other factors that may affect future performance or results.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company provides financial measures and terms not calculated in accordance with accounting principles generally accepted in the United States (GAAP). Presentation of non-GAAP financial measures such as, but not limited to “EBITDA,” “adjusted EBITDA,” “EBIT,” “adjusted EBIT,” gross margin (excluding depreciation and amortization) “adjusted net income (loss),” and “adjusted net income (loss) per diluted share” provide investors with an alternative method for assessing the Company’s operating results in a manner that enables them to more thoroughly evaluate the Company’s performance. These non-GAAP financial measures provide a baseline for assessing the Company’s future earnings expectations. BWAY’s management uses these non-GAAP financial measures for the same purpose. The non-GAAP financial measures included in this news release are provided to give investors access to the types of measures that the Company uses in analyzing its results.

BWAY’s calculation of non-GAAP financial measures is not necessarily comparable to similarly titled measures reported by other companies. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Schedules that reconcile these non-GAAP financial measures to GAAP financial measures are included with this news release.

Information About the Transaction

This statement may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, on April 13, 2010 BWAY filed with the SEC a preliminary proxy statement on Schedule 14A. In addition, BWAY will file with, or furnish to, the SEC all relevant materials, including a definitive proxy statement on Schedule 14A. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF BWAY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING BWAY’S PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement (when available) will be mailed to shareholders of BWAY. Investors and security holders will be able to obtain a copy of the preliminary proxy statement, definitive proxy statement and other documents filed by BWAY free of charge from the SEC’s website, www.sec.gov. BWAY’s shareholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Jeff O’Connell, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, telephone: 770-645-4800, or from BWAY’s website, www.bwaycorp.com.

BWAY and its directors and executive officers are deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the interests of such participants is included in the preliminary proxy statement and will be included in the definitive proxy statement when it becomes available.

<Financial Information to Follow>

BWAY Holding Company and Subsidiaries

Summary Consolidated Financial Data (Unaudited)

(Dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	Mar. 31, 2010	Mar. 29, 2009	Mar. 31, 2010	Mar. 29, 2009
Statements of Operations:
Net sales	$248.0	$206.1	$467.0	$418.6
Cost of products sold (excluding depr. and amort.)	207.9	166.7	394.8	358.8

Gross margin (excluding depr. and amort.)	40.1	39.4	72.2	59.8

Other costs and expenses
Depreciation and amortization	13.1	10.8	26.8	21.9
Selling and administrative expense	5.0	6.4	10.7	12.0
Restructuring charge	0.7	0.7	2.7	1.4
Interest expense, net	8.8	7.4	17.7	15.6
Merger transaction costs	5.0	—	5.0	—
Business acquisition costs	—	—	0.5	—
Other	0.4	0.2	0.8	(0.6)

Total other costs and expenses	33.0	25.5	64.2	50.3

Income before income taxes	7.1	13.9	8.0	9.5
Provision for income taxes	2.7	5.2	2.8	3.5

Net income	$4.4	$8.7	$5.2	$6.0

Net income per share
Basic	$0.20	$0.40	$0.23	$0.27

Diluted	$0.18	$0.38	$0.21	$0.26

Shares - Basic	22,360	21,907	22,288	21,886
Shares - Diluted	24,277	22,995	24,257	22,907

Reconciliation of Adjusted EBITDA to Net Income
Net income	$4.4	$8.7	$5.2	$6.0
Interest expense, net	8.8	7.4	17.7	15.6
Provision for income taxes	2.7	5.2	2.8	3.5
Depreciation and amortization	13.1	10.8	26.8	21.9

EBITDA	$29.0	$32.1	$52.5	$47.0
Adjustments:
Restructuring charge	0.7	0.7	2.7	1.4
Merger transaction costs	5.0	—	5.0	—
Business acquisition costs	—	—	0.5	—

Adjusted EBITDA	34.7	32.8	60.7	48.4
Less: Depreciation and amortization	13.1	10.8	26.8	21.9

Adjusted EBIT	$21.6	$22.0	$33.9	$26.5

Reconciliation of Net Income to Adjusted Net Income
Net income	$4.4	$8.7	$5.2	$6.0
Adjustments:
Restructuring charge	0.7	0.7	2.7	1.4
Accelerated depreciation	0.6	—	1.7	—
Merger transaction costs	5.0	—	5.0	—
Business acquisition costs	—	—	0.5	—
Benefit from income taxes related to the above adjustments	(2.5)	(0.3)	(3.7)	(0.5)

Adjusted net income	$8.2	$9.1	$11.4	$6.9

Adjusted net income per diluted share	$0.34	$0.40	$0.47	$0.30

Shares - Diluted	24,277	22,995	24,257	22,907

BWAY Holding Company and Subsidiaries

Summary Consolidated Financial Data (Unaudited)

(Dollars in millions)

	Three Months Ended		Six Months Ended
	Mar. 31, 2010	Mar. 29, 2009	Mar. 31, 2010	Mar. 29, 2009
Business Segment Information:
Net sales
Metal segment	$155.5	$133.6	$298.6	$264.5
Plastic segment	92.5	72.5	168.4	154.1

Consolidated net sales	248.0	206.1	467.0	418.6

Income before income taxes
Segment earnings (excluding depr. and amort.)
Metal segment	29.3	22.3	49.7	33.8
Plastic segment	8.9	14.7	18.7	21.5

Total segment earnings (excluding depr. and amort.)	38.2	37.0	68.4	55.3

Depreciation and amortization
Metal segment	5.8	5.0	12.5	10.4
Plastic segment	6.9	5.4	13.5	10.8

Total segment depreciation and amortization	12.7	10.4	26.0	21.2
Corporate depreciation and amortization	0.4	0.4	0.8	0.7

Consolidated depreciation and amortization	13.1	10.8	26.8	21.9

Corporate and other expenses
Corporate undistributed expense	3.1	4.0	6.9	7.5
Restructuring charge	0.7	0.7	2.7	1.4
Interest expense, net	8.8	7.4	17.7	15.6
Merger transaction costs	5.0	—	5.0	—
Business acquisition costs	—	—	0.5	—
Other	0.4	0.2	0.8	(0.6)

Consolidated income before income taxes	$7.1	$13.9	$8.0	$9.5

			As of
			Mar. 31, 2010	Sept. 27, 2009
Condensed Balance Sheets:
Assets
Cash and cash equivalents			$39.3	$88.7
Accounts receivable, net of allow. for doubtful accts.			131.2	103.8
Inventories, net			107.8	87.0
Other current assets			24.4	15.6

Total current assets			302.7	295.1

Property, plant and equipment, net			166.0	160.9
Goodwill and other intangible assets, net			402.4	388.4
Other assets			10.1	11.1

Total Assets			$881.2	$855.5

Liabilities and Stockholders’ Equity
Accounts payable			$123.4	$98.0
Other current liabilities			54.0	63.3
Current portion of long-term debt			1.0	6.5

Total current liabilities			178.4	167.8

Long-term debt			399.9	395.8
Other long-term liabilities			95.0	93.6
Stockholders’ equity			207.9	198.3

Total Liabilities and Stockholders’ Equity			$881.2	$855.5